Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES FIRST QUARTER FISCAL 2021 FINANCIAL RESULTS

Record quarterly Plant-Based revenue of $119.5 million, a 12.4% increase YOY

Gross margin improved 130 basis points

Earnings from continuing operations of $1.7 million vs. $4.0 million loss in PY

Adjusted EBITDA increased 33.5% to $18.3 million

Minneapolis, Minnesota May 12, 2021 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY), a leading healthy food and beverage company focused on plant-based foods and beverages and fruit-based foods and beverages, today announced financial results for the first quarter ended April 3, 2021.

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

First Quarter 2021 Highlights:

  Revenues of $207.6 million for the first quarter of 2021 were flat with the prior year as strong 12.4% growth in plant-based was offset by planned SKU and customer rationalization in fruit-based.

  Plant-Based revenues have grown 47.0% from Q1 2019, while Fruit-Based revenues have declined 1.1%, resulting in a 21.8% increase in consolidated revenues from Q1 2019

  Gross margin increased 130 basis points to 14.4% from 13.1% in the prior year.

  Earnings from continuing operations of $1.7 million compared to a loss from continuing operations of $4.0 million in the prior year

  Adjusted earnings¹ attributable to common shareholders was $1.3 million or $0.01 per diluted common share in the first quarter of 2021, compared to an adjusted loss of $5.4 million or $0.06 per diluted common share in the first quarter of 2020.

  Adjusted EBITDA¹ of $18.3 million, or 8.8% of revenues for the first quarter of 2021, versus $13.7 million or 6.6% of revenues in the first quarter of 2020.

"We continued to execute well against our strategic plan in the first quarter, driving strong growth in plant-based revenue and productivity improvements in our fruit-based business leading to a significant increase in Adjusted EBITDA.  We set a new quarterly record in plant-based with revenue of $119.5 million, reflecting growth of over 12% on top of a 30% increase a year earlier, illustrating the underlying strength of SunOpta's competitive position," said Joe Ennen, Chief Executive Officer.  "Gross margin in fruit-based improved 170 basis points, benefitting from a lower cost structure and rationalization of marginally profitable SKUs and customers and  Adjusted EBITDA of $18.3 million was up 34% versus last year.  Following the first quarter, we completed the acquisition of two plant-based beverage brands, Dream and WestSoy, that are highly synergistic to current operations.  In addition, we continue to be pleased with our new business development efforts.  Tailwinds in plant-based, our focus on operational excellence, and our strong financial position enable us to capitalize on a robust pipeline of potential opportunities as we seek to fuel the future of food."

First Quarter 2021 Results

Revenues of $207.6 million for the first quarter of 2021 were flat with the first quarter of 2020 as the 12.4% growth in Plant-Based Foods and Beverages was offset by planned decreased revenue from Fruit-Based Foods and Beverages.

The Plant-Based Foods and Beverages segment generated revenues of $119.5 million during the first quarter of 2021, an increase of 12.4% compared to $106.2 million in the first quarter of 2020.  Compared with the first quarter of 2019, the Plant-Based segment has grown 47.0%.  Higher demand for our oat-based product offerings, coupled with increased retail sales volumes of other plant-based beverages were key growth drivers in the first quarter.  Partially offsetting these growth areas was lower demand in the foodservice channel, which has not fully recovered to pre-COVID-19 levels.

The Fruit-Based Foods and Beverages segment generated revenues of $88.2 million during the first quarter of 2021, a decrease of 13.0% compared to $101.4 million in the first quarter of 2020.  Planned SKU and customer rationalization efforts contributed to the decline in fruit-based product revenues along with supply constraints for certain fruit varieties, which limited blended frozen fruit offerings.  These declines were partially offset by growth in fruit snacks stemming from new business development efforts.

Gross profit was $30.0 million for the first quarter of 2021, an increase of $2.8 million compared to $27.2 million in the prior year period.  As a percentage of revenues, gross profit margin was 14.4% in the first quarter of 2021 compared to 13.1% in the first quarter of 2020, an increase of 130 basis points. The Plant-Based Foods and Beverages segment accounted for $2.1 million of the increase in gross profit, primarily due to higher sales volumes of plant-based beverages and plant-based ingredients.  The Fruit-Based Foods and Beverages segment increased gross profit by $0.7 million in the quarter, reflecting strong fruit snack volumes, increased pricing, rationalization of marginally profitable business and cost savings from productivity initiatives in frozen fruit operations.

Segment operating income¹ was $6.1 million, or 2.9% of revenues in the first quarter of 2021, compared to segment operating income of $2.8 million, or 1.3% of revenues in the first quarter of 2020. The increase in operating income year-over-year was primarily attributable to the $2.8 million increase in gross profit plus a $1.4 million decrease in foreign exchange losses within our frozen fruit operations, partially offset by higher variable compensation and increased headcount to support plant-based growth initiatives.

Adjusted EBITDA¹ was $18.3 million or 8.8% of revenues in the first quarter of 2021, compared to $13.7 million or 6.6% of revenues in the first quarter of 2020.

Loss from continuing operations attributable to common shareholders for the first quarter of 2021 was $0.3 million, or $0.00 per diluted common share, compared to a loss of $6.0 million, or $0.07 per diluted common share during the first quarter of 2020.

Adjusted earnings¹ in the first quarter of 2021 was $1.3 million or $0.01 per common share, compared to an adjusted loss of $5.4 million or $0.06 per common share in the first quarter of 2020.

Please refer to the discussion and table below under "Non-GAAP Measures".

Balance Sheet and Cash Flow

At April 3, 2021, SunOpta had total assets of $643.6 million and total debt of $137.5 million compared to total assets of $894.4 million and total debt of $469.3 million a year earlier, primarily reflecting the divestiture of Tradin Organic (Global Ingredients segment) and improved operating performance.  During the first quarter of 2021, cash used in operating activities of continuing operations was $7.0 million compared to cash provided of $23.7 million during the first quarter of 2020, reflecting increased inventories due to a stronger start to our seasonal fruit procurement season. Investing activities from continuing operations consumed $7.9 million of cash in the first quarter of 2021 versus $9.0 million in the prior year, primarily driven by purchases of capital equipment. In addition, in the first quarter of 2021, we paid $13.4 million to settle accrued transaction costs related to the divestiture of Tradin Organic.

Acquisition of Dream and WestSoy

On April 15, 2021, SunOpta acquired the Dream and WestSoy brands for $33 million.  The two brands generate approximately $40 million of revenue annually, of which $15-$20 million is incremental to SunOpta given the existing production of all of the WestSoy products, and approximately one-half of the Dream products.  Once the remaining Dream volume is fully insourced, the brands are expected to contribute an additional $6-$8 million of adjusted EBITDA in fiscal year 2022.

Conference Call

SunOpta plans to host a conference call at 9:00 A.M. Eastern time on Wednesday, May 12, 2021, to discuss the first quarter financial results. After opening remarks, there will be a question and answer period. Investors interested in listening to a live webcast of the conference call can access a link on SunOpta's website at www.sunopta.com under the "Investors" section or directly here. Investors interested in listening to the live call over the telephone must pre-register for the conference call via a link on SunOpta's website at www.sunopta.com under the "Investors Relations" section or directly at Event Lobby (EVENT: 3081417) (on24.com). Upon registration, investors will be provided with the dial-in information, passcode and individual ID. Investors will also receive a confirmation email. Investors are encouraged to register at least 15 minutes prior to the scheduled call time and can register earlier at any time to receive the conference details. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the Company's website.

¹ See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading company specializing in the sourcing, processing and production of organic, natural and non-GMO plant-based and fruit-based food and beverage products.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our belief that we will be able to capitalize on our pipeline of potential opportunities and the expected contribution to our adjusted EBITDA resulting from the acquisition of the Dream and WestSoy brands. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "expect", "believe", "anticipate", "estimates", "continue", "can", "will", "target", "should", "would", "plans", "becoming", "intend", "confident", "may", "project", "potential", "intention", "might", "predict", "budget", "forecast" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, the Company's actual financial results; uninterrupted operations and service levels to our customers during COVID-19; current customer demand for the Company's products and the additional anticipated demand due to COVID-19; general economic conditions; continued consumer interest in health and wellness; the Company's ability to maintain product pricing levels; planned facility and operational expansions, closures and divestitures; cost rationalization and product development initiatives; alternative potential uses for the Company's capital resources; portfolio optimization and productivity efforts; the sustainability of the Company's sales pipeline; the Company's expectations regarding commodity pricing, margins and hedging results; improved availability and field prices for fruit; procurement and logistics savings; freight lane cost reductions; yield and throughput enhancements; and labor cost reductions. Whether actual timing and results will agree with expectations and predictions of the Company is subject to many risks and uncertainties including, but not limited to, unanticipated issues or delays with the integration of the Dream and WestSoy brands with our current product portfolio; potential loss of suppliers and customers as well as supply chain, logistics and other disruptions resulting from or related to COVID-19; unexpected issues or delays with the Company's structural improvements and automation investments; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company's credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Reed Anderson

ICR

646-277-1260

reed.anderson@icrinc.com

Source: SunOpta Inc.

SunOpta Inc.
Consolidated Statements of Operations
For the quarters ended April 3, 2021 and March 28, 2020
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended
	April 3, 2021	March 28, 2020
	$	$

Revenues	207,640	207,597

Cost of goods sold	177,651	180,424

Gross profit	29,989	27,173

Selling, general and administrative expenses	20,874	19,933
Intangible asset amortization	2,194	2,271
Other expense, net	1,615	555
Foreign exchange loss	836	2,210

Earnings from continuing operations before the following	4,470	2,204

Interest expense, net	1,660	7,665

Earnings (loss) from continuing operations before income taxes	2,810	(5,461)

Provision for (recovery of) income taxes	1,138	(1,497)

Earnings (loss) from continuing operations	1,672	(3,964)

Earnings from discontinued operations	-	7,325

Net earnings	1,672	3,361

Dividends and accretion on preferred stock	(1,953)	(2,025)

Earnings (loss) attributable to common shareholders	(281)	1,336

Basic and diluted earnings (loss) per share
From continuing operations	(0.00)	(0.07)
From discontinued operations	-	0.08
Basic and diluted earnings (loss) per share	(0.00)	0.02

Weighted-average common shares outstanding (000s)
Basic	96,120	88,161
Diluted	96,120	88,161

SunOpta Inc.
Consolidated Balance Sheets
As at April 3, 2021 and January 2, 2021
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	April 3, 2021	January 2, 2021
	$	$

ASSETS
Current assets
Cash and cash equivalents	754	251
Accounts receivable	88,227	72,724
Inventories	165,342	147,748
Prepaid expenses and other current assets	18,449	21,665
Current income taxes recoverable	7,113	6,935
Total current assets	279,885	249,323

Property, plant and equipment	187,976	158,048
Operating lease right-of-use assets	33,182	35,172
Goodwill	3,998	3,998
Intangible assets	131,123	133,317
Deferred income taxes	1,847	-
Other assets	5,614	5,757

Total assets	643,625	585,615

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	107,265	118,592
Income taxes payable	2,440	1,431
Current portion of long-term debt	7,462	3,478
Current portion of operating lease liabilities	12,535	12,750
Current portion of long-term liabilities	-	200
Total current liabilities	129,702	136,451

Long-term debt	130,060	66,245
Operating lease liabilities	22,541	24,582
Deferred income taxes	28,092	25,408
Total liabilities	310,395	252,686

Series A Preferred Stock	-	87,305
Series B Preferred Stock	27,727	27,595

EQUITY
SunOpta Inc. shareholders' equity
Common shares	418,822	326,545
Additional paid-in capital	33,340	37,862
Accumulated deficit	(148,022)	(147,741)
Accumulated other comprehensive income	1,363	1,363
Total equity	305,503	218,029

Total equity and liabilities	643,625	585,615

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters ended April 3, 2021 and March 28, 2020
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Quarter ended
	April 3, 2021	March 28, 2020
	$	$

CASH PROVIDED BY (USED IN)

Operating activities
Net earnings	1,672	3,361
Earnings from discontinued operations	-	7,325
Earnings (loss) from continuing operations	1,672	(3,964)
Items not affecting cash:
Depreciation and amortization	8,043	7,725
Amortization of debt issuance costs	285	939
Deferred income taxes	837	344
Stock-based compensation	3,973	2,211
Other	(169)	(2)
Changes in operating assets and liabilities	(21,656)	16,424
Net cash provided by (used in) operating activities of continuing operations	(7,015)	23,677
Net cash provided by operating activities of discontinued operations	-	11,072
Net cash provided by (used in) operating activities	(7,015)	34,749

Investing activities
Purchases of property, plant and equipment	(9,297)	(9,022)
Proceeds from sale of assets	1,350	-
Net cash used in investing activities of continuing operations	(7,947)	(9,022)
Net cash used in investing activities of discontinued operations	(13,380)	(667)
Net cash used in investing activities	(21,327)	(9,689)

Financing activities
Increase (decrease) under revolving credit facilities	41,585	(10,413)
Borrowings of long-term debt	486	-
Repayment of long-term debt	(4,085)	(461)
Payment of debt issuance costs	(1,828)	(2,073)
Payment of cash dividends on preferred stock	(3,420)	(1,700)
Proceeds from the exercise of stock options and employee share purchases	2,640	101
Payment of withholding taxes on stock-based awards	(6,071)	-
Payment of share issuance costs	(262)	-
Other	-	(4)
Net cash provided by (used in) financing activities of continuing operations	29,045	(14,550)
Net cash used in financing activities of discontinued operations	(200)	(9,322)
Net cash provided by (used in) financing activities	28,845	(23,872)

Increase in cash and cash equivalents in the period	503	1,188

Cash and cash equivalents of discontinued operations:
Balance at beginning of period	-	1,370
Foreign exchange loss on cash and cash equivalents	-	(16)
Less: balance at end of period	-	(2,437)

Cash and cash equivalent, beginning of the period	251	128

Cash and cash equivalents, end of the period	754	233

SunOpta Inc.
Segmented Information
For the quarters ended April 3, 2021 and March 28, 2020
Unaudited
(Expressed in thousands of U.S. dollars)

	Quarter ended
	April 3, 2021	March 28, 2020
	$	$
Segment revenues from external customers:
Plant-Based Foods and Beverages	119,451	106,242
Fruit-Based Foods and Beverages	88,189	101,355
Total segment revenues from external customers	207,640	207,597

Segment gross profit:
Plant-Based Foods and Beverages	23,158	21,071
Fruit-Based Foods and Beverages	6,831	6,102
Total segment gross profit	29,989	27,173

Segment operating income (loss):
Plant-Based Foods and Beverages	13,317	13,853
Fruit-Based Foods and Beverages	(1,894)	(4,702)
Corporate Services	(5,338)	(6,392)
Total segment operating income	6,085	2,759

Segment gross profit percentage:
Plant-Based Foods and Beverages	19.4%	19.8%
Fruit-Based Foods and Beverages	7.7%	6.0%
Total segment gross profit percentage	14.4%	13.1%

Segment operating income (loss) percentage:
Plant-Based Foods and Beverages	11.1%	13.0%
Fruit-Based Foods and Beverages	-2.1%	-4.6%
Total segment operating income percentage	2.9%	1.3%

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding segment operating income, adjusted earnings and adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which are not measures in accordance with U.S. GAAP. The Company believes that segment operating income, adjusted earnings and adjusted EBITDA assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of its operating performance. The non-GAAP measures of segment operating income, adjusted earnings and adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate its results of operations, the Company uses certain other non-GAAP measures that it believes enhance an investor's ability to derive meaningful period-over-period comparisons and trends from the results of operations. In particular, the Company evaluates its revenues on a basis that excludes the effects of fluctuations in commodity pricing.  In addition, the Company excludes specific items from its reported results that due to their nature or size, it does not expect to occur as part of its normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company's results of operations and should not be considered in isolation of, or as substitutes for an analysis of the Company's results as reported under U.S. GAAP.

Adjusted Earnings/Loss

When assessing its financial performance, the Company uses an internal measure that excludes charges and gains that it believes are not reflective of normal operations. This information is provided to allow investors to make meaningful comparisons of the Company's operating performance between periods and to view the Company's business from the same perspective as the Company's management. Adjusted earnings/loss and adjusted earnings/loss per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of adjusted earnings/loss and adjusted earnings/loss per diluted share, including a reconciliation from earnings/loss from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

	April 3, 2021		March 28, 2020
		Per Share		Per Share
For the quarter ended	$	$	$	$
Earnings (loss) from continuing operations	1,672		(3,964)
Dividends and accretion on preferred stock	(1,953)		(2,025)
Loss from continuing operations attributable to common shareholders	(281)	(0.00)	(5,989)	(0.07)
Adjusted for:
Costs related to Value Creation Plan(a)	1,432		1,097
Acquisition, divestiture, and related costs(b)	352		-
Other	-		(15)
Net income tax effect(c)	(240)		(538)
Adjusted earnings (loss)	1,263	0.01	(5,445)	(0.06)

(a) For the first quarter of 2021, reflects costs to complete the exit from our Santa Maria, California, frozen fruit processing facility, which were recorded in other expense.  For the first quarter of 2020, reflects professional fees of $0.3 million and employee retention costs of $0.2 million recorded in SG&A expenses; and employee termination costs of $0.5 million recorded in other expense.

(b) Represents costs associated with completed or potential acquisitions and divestitures, including costs related to the evaluation, execution, and integration of acquisitions or completion of divestitures, which were recorded in SG&A expenses ($0.2 million) and other expense ($0.2 million).

(c) Reflects the tax effect of the preceding adjustments to earnings calculated based on our estimated annual effective tax rate.

Segment Operating Income/Loss and Adjusted EBITDA

The Company defines segment operating income/loss as net earnings/loss before income taxes, interest expense and other income/expense items, and adjusted EBITDA as segment operating income/loss plus depreciation, amortization, non-cash stock-based compensation, and other unusual items that affect the comparability of operating performance as identified above in the determination of adjusted earnings/loss. The following is a tabular presentation of segment operating income/loss and adjusted EBITDA, including a reconciliation from earnings/loss from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

	April 3, 2021	March 28, 2020
For the quarter ended	$	$
Earnings (loss) from continuing operations	1,672	(3,964)
Provision for (recovery of) income taxes	1,138	(1,497)
Interest expense, net	1,660	7,665
Other expense, net	1,615	555
Total segment operating income	6,085	2,759
Depreciation and amortization	8,043	7,725
Stock-based compensation(a)	3,973	2,670
Acquisition, divestiture, and related costs(b)	169	-
Costs related to Value Creation Plan(c)	-	527
Adjusted EBITDA	18,270	13,681

(a) For the first quarter of 2020, stock-based compensation of $2.7 million was recorded in SG&A expenses and the reversal of $0.5 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees was recognized in other income.

(b) Represents professional fees incurred in connection with the evaluation of potential acquisitions and divestitures, which were recorded in SG&A expenses.

(c) For the first quarter of 2020, reflects professional fees of $0.3 million and employee retention costs of $0.2 million recorded in SG&A expenses.